                                                                    EXHIBIT 20.1

Final

PRESS CONTACT:                     INVESTOR RELATIONS CONTACT:
Jeanette Gibson                    Roberta De Tata
Cisco Systems, Inc.                Cisco Systems, Inc.
(408) 525-8965                     (408) 527-6388
jegibson@cisco.com                 rdetata@cisco.com

ANALYST RELATIONS CONTACT:
Art Rangel
Cisco Systems, Inc.
(408) 853-5705
arangel@cisco.com


                CISCO SYSTEMS COMPLETES ACQUISITION OF ARROWPOINT


     SAN JOSE, Calif., June 23 , 2000 -- Cisco Systems, Inc., today announced it has completed the acquisition of ArrowPoint of Acton, Massachusetts.

     On May 5, 2000, Cisco announced a definitive agreement to acquire ArrowPoint, a leading provider of content switches that optimize the delivery of web content. The ArrowPoint organization has become the Content Switching Technologies Business Unit within Cisco's Service Provider Line of Business, delivering Cisco 11000 Series Content Service Switches featuring industry-leading Web NS software. This acquisition is being accounted for using pooling accounting.

ABOUT CISCO SYSTEMS

     Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

                                      # # #

Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.